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                                                                  Exhibit 21.1

                             LIST OF SUBSIDIARIES

Med-Emerg International Inc. has the following wholly-owned subsidiaries:

    1. Med-Emerg Urgent Care Centres Inc.
    2. Med-Emerg Health Centres Inc.
    3. Med-Emerg Elmvale Clinic Inc.,
    4. YFMC Healthcare Inc.
    5. 927563 Ontario Inc.
    6. 927564 Ontario Inc.

    Med-Emerg International Inc. has the following indirect wholly-owned subsidiaries:

    1. Med-Emerg Inc.
    2. Med Plus Health Centres Ltd.
    3. YFMC Healthcare (Alberta) Inc., which is wholly-owned by 927563 Ontario Inc., 927564 Ontario Inc., and YFMC Healthcare Inc. respectively.
    4. 1180668 Ontario Inc. is the owner of 1024528 Ontario Ltd. o/a Caresource Physiotherapy and 1292363 Ontario Corp., which are wholly-owned by 1189543 Ontario Inc., a subsidiary of YFMC Healthcare Inc.

    Med-Emerg International Inc. has an ownership interests in the following companies:

    1. Med-Emerg owns 75% of its subsidiary Doctors on Call Ltd., which is owned through Med Plus Health Centres Ltd.
    2. Med-Emerg owns 51% of its subsidiary Caremedics (Elmvale) Inc. which is owned through Med-Emerg Elmvale Clinic Inc.